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                                                                    Exhibit 10.8

                        TRADEMARK SUBLICENSE AGREEMENT

THIS AGREEMENT, made this 16th day of December, 1993, by and between Nestle Food Company, a Delaware corporation with its principal place of business at 800 North Brand Boulevard, Glendale, California 91203 (hereinafter referred to as "Nestle") and Delicious Cookie Company, Inc., an Illinois corporation with its principal place of business in Des Plaines, Illinois, (hereinafter "DCC").

WHEREAS, Nestle's affiliate, Societe des Produits Nestle S.A. (hereinafter "the Registered Trademark Owner"), is the registered owner of the Trademarks as hereinafter defined and Nestle is the licensee thereof in the Territory as hereinafter defined; and

WHEREAS, the Registered Trademark Owner has authorized Nestle to enter into this sublicense agreement on the terms and conditions hereinafter set forth; and

WHEREAS, DCC desires to license the Trademarks in Section 1.1 in the Territory identified in Section 1.2 in connection with the manufacture, marketing and sale of certain cookie products; and

WHEREAS, Nestle is willing to grant such a sublicense to DCC subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Definitions

The following definitions shall apply for the purposes of this Agreement:

1.1 Trademarks - The term "Trademarks" shall mean only the trademarks NESTLE(R) BUTTERFINGER(TM) and NESTLE(R) RAISINETS(TM).

1.2 Territory - The term "Territory" shall mean only the United States and its territories.

1.3 Licensed Products - The term "Licensed Products" shall mean packaged, ready-to-eat cookies produced in accordance with formulas and specifications approved by Nestle and containing Ingredients supplied by Nestle.

1.4 Net Sales - The term "Net Sales" shall mean gross sales of Licensed Products less cash discounts and merchandising allowances.

1.5 Ingredients - The term "Ingredients" shall mean the products sold by Nestle to DCC under the Trademarks.
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2. Grant of License

2.1 Subject to the terms and conditions set forth herein, Nestle does hereby grant to DCC a royalty-bearing, non-exclusive license to utilize Trademarks in Territory only in connection with the manufacture, marketing and sale of Licensed Products. DCC hereby accepts such license.

2.2 DCC agrees not to grant any license or sublicense of Trademarks and shall not otherwise assign or transfer any rights granted by Nestle pursuant to this Agreement. It is understood by the parties that the manufacture of the Licensed product(s) may be performed by a party designated by DCC if such third party manufacturer is acceptable to Nestle and if such third party enters into an agreement acceptable to Nestle. Notwithstanding the foregoing, DCC shall remain responsible for the manufacturing of the licensed product(s) hereunder.

2.3 The parties agree that nothing herein shall prohibit Nestle from utilizing or permitting third parties to utilize Trademarks on any products inside or outside of the Territory, and Nestle expressly reserves the right to do so.

3. Term

The term of this Agreement shall commence on the day and year first above written and shall continue for a period of two years ("Initial Term"). If neither party has terminated this Agreement upon the expiration of the Initial Term, then commencing upon the conclusion of the Initial Term, this Agreement shall be automatically renewed for successive two year terms unless earlier termination occurs as provided for in this Agreement.

4. Termination

4.1 Either party may terminate this Agreement at any time, whether during the Initial Term or any term thereafter, with or without cause, by providing the other party with one hundred twenty (120) days prior written notice of its intent to terminate. The termination shall be effective at the conclusion of the one hundred twenty (120) day period.

4.2 In the event either party elects to so terminate, DCC shall continue to remit to Nestle the royalty payments due Nestle as the same may become due during the 120-day notice period, which shall be deemed to commence on the date of either party's receipt of notice, or thereafter if such payments become due after the 120-day notice period.

4.3 In the event either party breaches any material provision of this Agreement, the non-defaulting party may provide the breaching party with thirty (30) days written notice and opportunity to cure. If the breach is not cured within the thirty (30) day period, this Agreement shall automatically terminate at the end of such period subject to DCC's right to sell off the Licensed Products as provided herein. If the breach is cured within the thirty (30) day period, this Agreement shall continue in full force and effect.


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4.4 In the event either party becomes insolvent; files or has filed against it involuntarily a petition under the United States Bankruptcy Code or under or pursuant to any state bankruptcy act or under any similar Federal or state law; makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts generally as they become due; or suspends or terminates its operations or liquidates or dissolves, then, without limitation, this Agreement shall automatically terminate.

5. Effects of Termination

5.1 Immediately upon the expiration or termination of this Agreement, DCC shall cease all use of Trademarks; provided however, the parties agree that DCC shall have up to one hundred eighty (180) days to sell existing inventories and use existing packaging and/or findings of Licensed products on DCC's normal terms and conditions. The parties further agree that Nestle may, in its sole discretion, purchase all or a portion of Licensed Products, or any component thereof, at DCC's actual cost.

5.2 Within a reasonable period of time following expiration or termination, but in no event more than seven (7) months following expiration or termination, DCC agrees to provide to Nestle a final royalty report and royalty payment.

6. Quality Assurance

6.1 DCC agrees to provide for the opportunity and allow Nestle's and the Registered Trademark Owner's quality assurance personnel, or their designated representatives, to inspect and approve all facilities that supply ingredients or packaging for Licensed Products or at which Licensed Products are going to be manufactured or stored prior to the initial manufacture and on a semi-annual basis thereafter, provided, however, in the event Licensed Products at any time fail to comply with the provisions set forth in Sections 7.2 and 7.3, Nestle shall have the right to have a representative present at its own expense for all production runs of all Licensed Products at the facility(s) that produce the substandard product(s) until all defects are resolved to Nestle's satisfaction. Nestle agrees to provide DCC with reasonable prior notice of such inspections.

6.2 DCC agrees to correct any reasonable defects that affect the quality of Licensed Products noted by Nestle's or the Registered Trademark Owner's quality assurance personnel and provide Nestle with a written response detailing the actions taken to correct such defects within thirty (30) days after such observations were made by Nestle's or the Registered Trademark Owner's representative.

6.3 Contract Packing Obligations: All Licensed Products shall be produced, packaged and distributed in accordance with DCC's obligations set forth in this agreement and in accordance with Good Manufacturing Practices prevailing in the industry.


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7. Quality Control

7.1 DCC acknowledges the valuable goodwill associated with Trademarks and desires to maintain the validity of Trademarks and the goodwill associated therewith and DCC agrees, therefore, to maintain high standards in the manufacturing, packaging and storing of Licensed Products.

7.2 DCC agrees that Licensed Products shall be manufactured, packaged, stored, distributed and marketed in accordance with all applicable Federal, state and/or local laws and regulations. DCC further agrees that all facilities utilized to manufacture, package or store Licensed Products shall be maintained in accordance with all applicable Federal, state and/or local laws and regulations.

7.3 DCC agrees that Licensed Products shall be manufactured and packaged in strict accordance with the formulas, product specifications, quality specifications and samples approved by Nestle prior to the initial manufacture. In the event Licensed Products are not manufactured and packaged in accordance with such formulas, specifications and samples, Nestle shall have the right to terminate this agreement pursuant to Section 4.3. Additionally, Nestle shall have the right to require immediate corrective action and shall have the right to place on hold any Licensed Products not meeting such formulas, specifications and/or samples. In the event DCC desires to make any changes to the formulas or specifications for Licensed Products, DCC shall provide Nestle with revised formulas, product and quality specifications and samples for Nestle's approval prior to the manufacture of the revised Licensed Products. Nestle shall respond to such revisions as soon as reasonably possible. DCC agrees not to manufacture revised Licensed Products without Nestle's prior consent.

7.4 DCC agrees to provide Nestle with samples of all Licensed Products upon request from Nestle. DCC further agrees to make any reasonable changes requested by Nestle which Nestle deems necessary to maintain the quality of Licensed Products.

7.5 DCC shall allow Nestle to inspect a copy of all quality control manuals and records which relate to the manufacture, packaging or storage of Licensed Products. DCC agrees to manufacture, package and stock Licensed Products in strict accordance with such manuals.

7.6 DCC agrees to provide for the opportunity and allow Nestle's quality control personnel to be present at its own expense at all production runs of Licensed Products.

8. Ingredients supplied by Nestle

8.1 The parties agree that Ingredients utilized in Licensed Products must be provided by Nestle.

8.2 DCC agrees to provide Nestle with a forecast of DCC's requirements of Ingredients to be supplied by Nestle at least 45 days prior to the initial production of Licensed Products and,


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thereafter, at regular mutually agreeable intervals. The first month of such forecast shall constitute a firm order and Nestle agrees to provide DCC with the Ingredients it ordered in accordance with the delivery dates in the firm order.

8.3 Nestle agrees that the price for Ingredients shall be in accordance with Nestle's then-current published price list for such Ingredients F.O.B. Nestle's plant. The contract manufacturer to whom the Ingredients are shipped shall pay Nestle for all Ingredients invoiced within thirty days of the date of the invoice, DCC guarantees the payment of all such amounts.

8.4 Nestle agrees that the Ingredients that it sells to DCC shall, as of the date of shipment, not be adulterated or misbranded within the meaning of any local, state or Federal law, regulation, ordinance, rule or procedures and shall not be a product which may not be sold in interstate commerce pursuant to the Food, Drug and Cosmetic Act, as amended.

9. Royalty

9.1 The parties agree that during all terms of this Agreement DCC shall pay to Nestle a royalty in the amount of two (2) percent of Net Sales.

9.2 The parties agree that all royalty payments shall be made by DCC within thirty (30) days following the end of each calendar quarter during the terms of this Agreement.

10. Advertising/Promotional Materials

DCC shall submit to Nestle and Nestle shall have the right to approve prior to use, samples of all materials including, without limitation, all packaging, labeling, advertising and promotional materials, that utilize or incorporate Trademarks in any way. Nestle shall use its best efforts to approve or communicate any objection of such samples within ten (10) business days following Nestle's receipt of such materials. DCC agrees to make all reasonable changes requested by Nestle.

11. Trademarks

11.1 DCC agrees that nothing herein shall give DCC any rights, title or interest in or to Trademarks, except the right to utilize Trademarks in accordance with the terms of this Agreement, and that Trademarks are the sole property of Nestle and The Registered Trademark Owner and any goodwill generated from any and all uses of Trademarks shall inure to the benefit of Nestle and the Registered Trademark Owner.

11.2 DCC agrees to assign to the Registered Trademark Owner, on the expiration or termination of this Agreement and without any additional consideration, any rights and equities related to Trademarks and any goodwill incidental to such rights that may be vested in DCC as a result of the activities of DCC pursuant to this Agreement.


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11.3 DCC acknowledges the valuable goodwill associated with the Trademarks and it desires to maintain the validity of the Trademarks and the goodwill associated with the Trademarks for the benefit of the Nestle and the Registered Trademark Owner. DCC agrees, therefore, to utilize Trademarks in strict accordance with proper Trademark usage and the directions of Nestle. DCC shall not, directly or indirectly, attack or assist a third party in attacking the validity of Trademarks.

11.4 DCC agrees not to act, directly or indirectly, in any manner which might lead a third party to believe that Trademarks are owned by DCC.

11.5 On the packaging, labels, advertising and other materials which utilize Trademarks, DCC agrees that:

      (a) The registered trademark symbol "(R)" shall be utilized in conjunction with NESTLE.

      (b) The trademark Symbol "TM" shall be utilized in conjunction with BUTTERFINGER and RAISINETS.

      (c) The statement "NESTLE, BUTTERFINGER, and RAISINETS are trademarks of Nestle" shall be clearly displayed.

11.6 DCC agrees not to seek any trademark registration anywhere in connection with its use of Trademarks.

11.7 DCC agrees not to adopt or use any mark, symbol or trade dress that is similar to Trademarks or any of Nestle's other trademarks, trade names, or trade dress.

11.8 DCC agrees not to utilize Trademarks in any unauthorized manner.

11.9 DCC agrees upon the request of and at the expense of Nestle, to reasonably aid and assist Nestle in the registration and maintenance of Trademarks and in any litigation or resolution of claims with respect to Trademarks.

11.10 DCC shall have no right to expand the scope of protection afforded the Trademarks. DCC shall use the Trademarks only in the manner and style as is provided by Nestle or approved by it, and shall not use any marks confusingly similar to Trademarks, including any modified version thereof, in any way.

11.11 DCC agrees to notify Nestle of any non-Nestle trademark or trade names which are similar in sight, sound, or appearance to Trademarks. DCC expressly agrees that it shall take no action with regards to such trademarks or trade names other than notification of Nestle. Nestle shall have the sole right to decide whether or not to take action against such trademarks or trade names.


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12. Delicious Trademark Protection

12.1 Nestle agrees that nothing herein shall give Nestle any rights, title or interest in or to any of DCC's trademarks, and that such trademarks are the sole property of DCC and any goodwill generated from any and all uses of such trademarks shall inure to the benefit of DCC. Nestle shall not, directly or indirectly, attack or assist a third party in attacking the validity of DCC's trademarks.

12.2 Nestle agrees not to adopt or use any mark or symbol that is likely to cause confusion with the trademark DELICIOUS for cookies or baked goods in the Territory or with any trademark symbol of DCC for cookies or baked goods in the Territory.

13. Representations and Warranties of DCC

      DCC hereby makes the following representations and warranties:

13.1 The making of this Agreement does not violate any rights or obligations existing between DCC and any third party; and

13.2 Licensed Products shall not be adulterated or misbranded within the meaning of any local, state or Federal law, regulation, ordinance, rule or procedures and shall not be a product which may not be sold in interstate commerce pursuant to the Food, Drug and Cosmetic Act, as amended; and

13.3 Licensed Products shall be in compliance with all local, state and Federal laws, regulations, ordinances, rules and procedures; and

13.4 Licensed Products shall be in strict compliance with all formulas, specifications and samples provided or approved by Nestle.

14. Representations and Warranties of Nestle

      Nestle hereby makes the following representations and warranties:

14.1 The making of this Agreement does not violate any rights or obligations existing between Nestle and any third party or the Registered Trademark Owner and any third party; and

14.2 Nestle has the right to grant this sublicense to Licensed Trademarks in accordance with the terms and conditions of this Agreement.

14.3 Ingredients provided by Nestle shall be in compliance with all local, state and Federal laws, regulations, ordinances, rules and procedures.


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15. Indemnification

15.1 DCC hereby indemnifies and holds harmless Nestle and the Registered Trademark Owner, and will defend or cause them to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with a breach by DCC of any of the representations or warranties set forth in Section 13 above or arising from or in any way connected with the intentional acts or omissions or negligence of DCC or arising from or in any way connected with DCC's failure to perform or failure to perform properly any of its contractual obligations.

15.2 DCC hereby indemnifies and holds harmless Nestle and the Registered Trademark Owner, and will defend or cause Nestle and the Registered Trademark Owner to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with Licensed Products, except claims arising out of or in any connected with Trademarks.

15.3 Nestle hereby indemnifies and holds harmless DCC and will defend or cause DCC to be defended, from and against, any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with Nestle's breach of any of its representations or warranties set forth in Section 14 above or arising out of or in any way connected with Nestle's intentional acts or omissions or negligence or arising out of or in any way connected with Nestle's failure to perform or failure to perform properly any of its contractual obligations, or arising out of or in any way connected with Nestle's breach of the provisions set forth in
Section 8.3.

16. Insurance

16.1 At all times during the term of this Agreement and for at least one (1) year following the expiration or termination of this Agreement, DCC shall provide to Nestle documents evidencing the existence of Comprehensive General Liability Insurance combined with single limits of not less that $7,000,000 per occurrence per property damage and bodily injury. This insurance shall include the following coverages:

      (a) Contractual Liability covering the indemnity provisions contained in this Agreement; and

      (b) Products Liability, including completed operations, covering all Licensed Products manufactured pursuant to this Agreement.

16.2 DCC agrees to make certain that there is carried at all times during the term(s) of this Agreement workmen's compensation insurance in accordance with the statutory limits required by the state in which Licensed Products are manufactured.


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16.3 The insurance policies required by this Section shall provide that all such policies may not be canceled or the coverage changed in any material way without at least thirty (30) days written notice to Nestle.

17. Product Recovery

Nestle or DCC may determine whether or not to implement a product recall recovery or retrieval relating to Licensed Products. DCC agrees to carry out, in accordance with the procedures mutually agreed upon by the parties, all product recalls, recoveries and retrievals for Licensed Products and shall bear all costs and expenses associated therewith, unless such product recall, recovery or retrieval is due solely to a defect traced to Nestle in which case Nestle shall bear all costs and expenses associated therewith. Nestle's Withdrawal and Recall Policy is attached hereto as Exhibit A.

18. Records

18.1 DCC agrees to retain and maintain all records relating to Licensed Products, including, but not limited to, production records, quality control records, records relating to the type and cost of advertising Licensed Products, records relating to the sales (gross and net) and other transfers of Licensed Products, and all other related records for a period of at least three (3) years following the date for which those records apply.

18.2 DCC agrees that Nestle shall be given access to and shall have the right to inspect all such records on a confidential basis at any time during DCC's normal business hours; provided, however, Nestle agrees to provide DCC with reasonable prior notice of such inspection.

19. Force Majeure

Either party's failure to perform the terms and conditions of this Agreement, in whole or in part, shall not be deemed a breach or a default hereunder or give rise to any liability of either party to the other if such failure is attributable to any act of God, riot, public enemy, fire, explosion, flood, drought, war, sabotage, accident, action by governmental authority or any other conditions beyond the reasonable control of the other party.

20. Relationship of Parties

This Agreement is not intended and shall not be construed to constitute either party the joint venture or franchising partner, agent, or legal representative of the other, and neither party shall have any authority, expressed, implied or apparent, to assume or create any obligations on behalf of or in the name of the other party.


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21. Severability

The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

22. Waiver

Failure of any party hereto to enforce any of the provisions of this Agreement, or any rights with respect thereto, or failure to exercise any election provided for herein, shall in no way constitute a waiver of such provisions, rights, or elections, or in any way affect the validity of this Agreement. Failure of any party hereto to enforce any of said provisions, rights, or elections shall not prejudice such party from later enforcing or exercising some or any other provisions, rights or elections which it may have under this Agreement.

23. Notice

Any notice required or permitted under this Agreement shall be deemed to have been received within two (2) business days after written notice shall be deposited, first class, postage prepaid, in the United States mail addressed to the respective parties as set forth below or to such address as each party may hereafter designate by written notice to the other party:

        To:                   Nestle Food Company
                              c/o Nestle USA, Inc. Legal Department
                              800 North Brand Boulevard
                              Glendale, California 91203

        With a copy to:       Societe des Produits Nestle S.A.
                              Attn: Trademark Service
                              1800 Vevey
                              Switzerland

IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement effective the day and year first above written.

DELICIOUS COOKIE COMPANY, INC.                  NESTLE FOOD COMPANY


By:   /s/ Sharon Pierce                         By:   /s/ Robert W. Schult
      --------------------------                      -------------------------
Its:  Chairman & CEO                            Its:  President & Chief
                                                       Executive Officer


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                                    EXHIBIT A

                          WITHDRAWAL AND RECALL POLICY

It is Nestle's policy to remove from distribution and sale any manufactured or marketed product, should consumer safety and well-being be threatened or should a product's quality seriously impair consumer confidence in our products and/or Nestle's reputation. It should be stressed that in the event of a recall action, Nestle will act responsibly and ethically with the consumer, government agencies and our suppliers and licensed or authorized packers. The following comments reflect Nestle policy and may be helpful to licensees and authorized packers.

A. The decision to recall, and the implementation of any recall action involving products bearing Nestle's name or any trademarks owned by or licensed to Nestle, is the responsibility of Nestle.

B. The FDA "enforcement policy" Recalls - Guidelines on Policy Procedures and Industry Procedures (43 FR 26202-21, 6/17/78) is to be used as a general guideline in implementing a recall action.

C. It should be understood that Nestle should not institute a product recall regarding Product manufactured, distributed to sold by licensees and authorized packers without informing licensees and authorized packers of such product recall. Likewise, licensees and authorized packers should immediately inform Nestle should it be necessary for them to recall any product made for itself or other customers.

D. Nestle shall prepare and authorize any and all statements to regulatory authorizes, media, consumers and customers concerning products bearing Nestle's name or any trademarks owned by or licensed to Nestle.

E. In the event of a recall action, licensees and authorized packers shall immediately make available full reports of all phone calls, conversations, meetings, and written communications with any government agencies, media representatives, customers or consumers.

F. Complete records of all production and shipment, by code, shall be maintained and promptly made available to Nestle upon request.

G.    Disposition of any affected product shall be determined by Nestle.


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